Exhibit 99(d)(iii)(B)

AMENDMENT NO. 1 TO
 INVESTMENT ADVISORY AGREEMENT

THIS AMENDMENT NO. 1 TO INVESTMENT ADVISORY AGREEMENT is made and entered into as of the 12th day of January, 2017, by and between FMI Funds, Inc., a Maryland corporation (the “Company”) and Fiduciary Management, Inc., a Wisconsin corporation (“Fiduciary Management”), with the amendment referenced herein effective as of February 1, 2017.

RECITALS:

WHEREAS, the Company is a registered open‑end management investment company authorized to issue its shares in one or more series, and one of the Company’s series is the FMI Common Stock Fund (the “Fund”); and

WHEREAS, the Company and Fiduciary Management have previously entered into an Investment Advisory Agreement (the “Advisory Agreement”), pursuant to which the Company retained Fiduciary Management as the investment adviser for the Fund; and

WHEREAS, the Company and Fiduciary Management agreed to reduce the Fund’s annual investment advisory fee and breakpoints for the Fund’s annual investment advisory fee, which will also have the effect of reducing the annual investment advisory fee; and

WHEREAS, the Company and Fiduciary Management agreed to amend the Advisory Agreement solely to reflect the reduced annual investment advisory fee and the breakpoints for the annual investment advisory fee.

AGREEMENT:

NOW, THEREFORE, it is agreed between the parties as follows:

1.          Section 5 of the Advisory Agreement currently provides that the monthly advisory fee shall be 1/12 of the Fund’s average net assets as follows:

Assets under Management	Fee
$0 - $500 million $500 million - $1.0 billion $1.0 - $1.5 billion Over $1.5 billion	0.95% 0.90% 0.85% 0.80%

The monthly advisory fee shall be subject to the following reduced advisory fees and breakpoints effective as of February 1, 2017:

Assets under Management	Fee
$0 - $500 million $500 million - $1.0 billion Over $1.0 billion	0.90% 0.85% 0.80%

* * *

IN WITNESS WHEREOF, the parties hereto have caused this Amendment to Investment Advisory Agreement to be executed as of the date first above written.

FIDUCIARY MANAGEMENT, INC.

By:/s/ John S. Brandser
      John S. Brandser, President

FMI FUNDS, INC.

By:/s/ Ted D. Kellner
      Ted D. Kellner, President